DREYFUS INSTITUTIONAL PREFERRED MONEY MARKET FUNDS

Certificate of Amendment
Establishment and Designation of Classes of Shares
of Beneficial Interest

The undersigned, being a Vice President of Dreyfus Institutional Preferred Money Market Funds (the "Trust"), a Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Article III, Section 1 of the Amended and Restated Agreement and Declaration of Trust, dated May 5, 1997 (the "Declaration of Trust"), and by the affirmative vote of a majority of the Trustees of the Trust at a meeting duly called, the Trust's Board of Trustees established and designated new classes of Shares (as that term is defined in the Declaration of Trust) of beneficial interest of Dreyfus Institutional Preferred Government Plus Money Market Fund (the "Fund"), a series of the Trust, as follows:

1.         The existing class of Shares of the Fund shall be designated as "Institutional" shares.

2.         The new class of Shares of the Fund established and designated by the Trust's Board of Trustees is "SL" shares.

3.         Institutional shares and SL shares of the Fund shall each be entitled to all of the rights and preferences accorded to Shares of the Trust under the Declaration of Trust.

4.         The purchase price of Institutional shares and SL shares of the Fund, the method of     determining the net asset value of such classes of Shares and the relative dividend rights of holders of such classes of Shares shall be established by the Trustees of the Trust in accordance with the provisions of the Declaration of Trust and shall be set forth in the Trust's Registration Statement on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940 as in effect at the time of issuance of such Shares.

This Certificate of Amendment to the Declaration of Trust shall become effective on November 6, 2020.

IN WITNESS WHEREOF, the undersigned has executed this instrument this 30th day of October, 2020.

DREYFUS INSTITUTIONAL PREFERRED MONEY MARKET FUNDS

                                                                        By:  /s/ Jeff Prusnofsky___
                                                                        Name:  Jeff Prusnofsky
                                                                        Title:    Vice President and Assistant Secretary

STATE OF NEW YORK      )

                                                :  ss.:

COUNTY OF NEW YORK  )

On this 30th day of October, 2020, before me personally came Jeff Prusnofsky, to me personally known, who, being by me duly sworn, did say that he is a Vice President and Assistant Secretary of the above-referenced Trust and who duly acknowledged to me that he had executed the foregoing instrument as his free act and deed on behalf of the Trust.

/s/ Loretta Johnston___

Notary Public